Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2014 Third Quarter

VAN NUYS, CALIFORNIA - November 3, 2014 - Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today reported financial results for the 2014 third quarter ended September 28, 2014.

Inclusive of cost for restructuring and other key actions taken during the quarter, the company incurred a net loss of $2.4 million, or $0.09 per share, for the third quarter of 2014, compared with net income of $5.2 million, or $0.19 per diluted share, for the third quarter of 2013.

Included in the 2014 third quarter results were approximately $6.9 million in expenses associated with closure of the company’s Rogers, Arkansas manufacturing facility, as well as expense from its recent proxy contest, strategic market assessment and the sale process of its aircraft. The estimated after tax impact of these expenses was $4.3 million.

Net sales for the 2014 third quarter decreased 8% to $176.4 million from $191.6 million in the comparable period a year ago, primarily reflecting lower unit volume. Unit shipments in the 2014 third quarter fell 11% from the corresponding prior year period to 2.6 million units versus 2.9 million units in 2013.

“The financial impact of our restructuring and other key actions is an investment in our future. We continue to make progress on two of our key initiatives -- closure of the Rogers plant and start-up of our new manufacturing facility in Mexico,” said Don Stebbins, who joined Superior in May 2014 as its president, chief executive officer and member of the board of directors.

“The closure of Rogers is on schedule with final production to be completed by mid-December. Production programs have been successfully shifted to other Superior manufacturing facilities, and we expect the transition to be smooth and seamless for our customers. The closure is anticipated to generate a net savings of approximately $15 million year-over-year. My thanks go out to all of the Rogers employees for their continued dedication during what understandably is a challenging personal transition. I also thank our customers for their cooperation and support in moving production programs to our other facilities.”

“Moving to 2015, we are excited to see the new facility in Mexico on the verge of start-up. All major equipment has now been installed, and we are working on customer qualifications. While there is considerable work ahead and our new plant will have a ramp-up period during much of the upcoming year, we are excited about this key investment enhancing our abilities to serve our customers,” Stebbins added.

Subsequent to the close of the 2014 third quarter, Superior’s board of directors approved a new stock repurchase program, authorizing the repurchase of up to $30 million of the company’s common stock. The prior stock repurchase program, also in the amount of $30 million, was completed early in the third quarter of this year.

Gross profit for the 2014 third quarter decreased to $7.3 million, equal to 4 percent of net sales, versus $15.4 million, or 8 percent of net sales, for the same period a year ago. The decrease reflects the lower unit shipments and $4.2 million of costs related to the closure of the Rogers facility.

For the 2014 third quarter, selling, general and administrative expenses increased to $10.0 million, or 6% of net sales, from $8.3 million, or 4% of net sales, last year, primarily reflecting higher expense from its recent proxy contest, strategic market assessment and the sales process of the company’s aircraft.

Loss from operations for the 2014 third quarter was $2.6 million, or 2 percent of net sales, compared with income from operations of $7.2 million, or 4 percent of net sales, last year.

The company had other expense of $100,000 in the third quarter of 2014, compared to other income of $555,000 in the third quarter of 2013. The difference reflects a decrease in interest income and higher foreign exchange losses in 2014 than in the same period in 2013.

The income tax benefit for the third quarter was $321,000, at an effective tax rate of 12%. The rate of tax benefit was lower than the federal statutory rate, due to interest and penalties on unrecognized tax benefits and write-down of a tax refund receivable, partially offset by the release of a reserve due to the expiration of a statute of limitations.

At September 28, 2014, working capital was $221.2 million, including cash, cash equivalents and short-term investments of $86.9 million. At December 29, 2013, working capital was $284.8 million, including cash, cash equivalents and short-term investments of $203.1 million. The decline primarily relates to continued investment in the new wheel manufacturing plant under construction in Mexico and in other facilities, as well as the repurchase of the company’s common stock. Superior has no bank or other interest bearing debt.

Year-to-Date Results

Superior reported net income of $7.4 million, equal to $0.27 per diluted share, for the first nine months of 2014, compared with $16.4 million, or $0.60 per diluted share, for the corresponding 2013 period.

Net sales for the first nine months of 2014 were $558.8 million, versus $597.1 million for the comparable period a year ago, primarily reflecting a 6% decrease in the number of wheels shipped. Unit shipments for the first nine months of 2014 were 8.4 million versus 9.0 million a year ago. Additionally, the average wheel selling price decreased 1%, primarily reflecting a decline in the value of the aluminum component of sales, which is generally passed through to customers. Based on the nine month results and when looking at the fourth quarter, total sales for 2014 are estimated to approximate $740 million.

Gross profit for the first nine months of 2014 decreased to $38.7 million and was 7% of net sales, compared with $45.2 million, or 8% of net sales, for the comparable period a year ago. The decrease in gross profit and related margin reflects the unit sales volume shortfall and the $4.2 million of costs recognized in the third quarter of 2014 associated with the closure of the company’s Rogers, Arkansas facility.

Selling, general and administrative expenses were $25.2 million, or 5 percent of net sales, for the first nine months of 2014, compared with $22.6 million, or 4 percent of net sales, for the comparable period last year. Approximately two-thirds of the increase occurred in the third quarter as described above. The remaining increase reflects higher legal and professional service fees.

Income from operations decreased to $13.5 million, or 2 percent of net sales, for the first nine months of 2014, versus $22.6 million, or 4 percent of net sales, a year ago.

The company had other income of $471,000 in the first nine months of 2014, compared with other income of $1.8 million in the first nine months of 2013. The difference reflects a decrease in interest income and a higher foreign exchange loss in 2014 than in the prior year.

The higher tax provision and effective tax rate of 47% for the first nine months of 2014 reflects the negative impact of 2014 changes in Mexican tax law, the unavailability of federal and state R&D credits taken in the prior year, the impact of certain non-deductible costs in the U.S., write-down of a tax refund receivable and increases in reserves for uncertain tax positions.

Conference Call

Superior will host a conference call beginning at 2 p.m. PT (5 p.m. ET) on Monday, November 3, 2014 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, completion of the closure of the Rogers facility and successful transfer of customer programs to other facilities, anticipated year-over-year cost savings, and anticipated 2014 net sales, and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2013. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended

	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net Sales	$176,419	$191,619	$558,775	$597,053

Cost of Sales:
Cost of Sales	164,939	176,201	515,927	551,880
Restructuring costs	4,162	—	4,162	—
Cost of Sales	169,101	176,201	520,089	551,880
Gross Profit	7,318	15,418	38,686	45,173

Selling, General and Administrative Expenses	9,955	8,255	25,176	22,554
Income (Loss) From Operations	(2,637)	7,163	13,510	22,619

Interest Income, net	233	413	893	1,289
Other Income (Expense), net	(336)	142	(422)	556
Income (Loss) Before Income Taxes	(2,740)	7,718	13,981	24,464

Income Tax (Provision) Benefit	321	(2,547)	(6,539)	(8,035)
Net Income (Loss)	$(2,419)	$5,171	$7,442	$16,429

Income (Loss) Per Share:
Basic	$(0.09)	$0.19	$0.28	$0.60
Diluted	$(0.09)	$0.19	$0.27	$0.60

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	26,652,000	27,453,000	26,991,000	27,370,000
Diluted	26,652,000	27,536,000	27,128,000	27,514,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	September 28,	December 29,
	2014	2013
Current Assets	$297,849	$384,218
Property, Plant and Equipment, net	258,518	219,892
Investments and Other Assets	49,340	49,278
	$605,707	$653,388

Current Liabilities	$76,684	$99,430
Long-Term Liabilities	71,123	70,895
Shareholders' Equity	457,900	483,063
	$605,707	$653,388